Exhibit 21

POLYMER GROUP, INC.

LIST OF SUBSIDIARIES OF THE COMPANY

The following comprises a list of the subsidiaries of the Company as of December 29, 2007:

Albuma S.A.S.

Bonlam Andina Ltd.

Bonlam Holdings BV

Bonlam S.A. de C.V.

Chicopee Asia Limited

Chicopee Holdings B.V.

Chicopee Holdings CV

Chicopee, Inc.

Dominion Nonwovens Sudamerica, S.A.

Dominion Textile (USA) L.L.C.

Dominion Textile Mauritius Inc.

Dominion Textile, Inc.

DT Acquisition Inc.

FabPro Oriented Polymers, L.L.C.

Fabrene, L.L.C.

Fabrene, Inc.

Geca Tapes B.V.

Geca-Tapes PTE LTD

Nanhai Nanxin Non-Wovens Co. Ltd.

Nordlys SAS

PGI Europe, Inc.

PGI Holdings BV

PGI Neunkirchen GmbH

PGI Nonwoven (Foshan) Co. Ltd.

PGI Nonwoven Ltd.

PGI Nonwovens (China) Co. Ltd.

PGI Nonwovens A.B.

PGI Nonwovens BV

PGI Nonwovens Mauritius Ltd.

PGI Polymer, Inc.

Pristine Brands Corporation